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                                                                EXHIBIT 8.1




                                 June 26, 1997



WorldCom, Inc.
515 East Amite Street
Jackson, Mississippi  39201

Gentlemen:

          We have acted as special tax counsel to WorldCom, Inc., a Georgia corporation (the "Company"), in connection with the Offers to Exchange (the "Exchange Offers") WorldCom, Inc. 9-3/8% Senior Notes due January 15, 2004, for all outstanding MFS Communications Company, Inc. 9-3/8% Senior Discount Notes due January 15, 2004, and WorldCom, Inc. 8-7/8% Senior Notes due January 15, 2006, for all outstanding MFS Communications Company, Inc. 8-7/8% Senior Discount Notes due January 15, 2006 (the "Exchange Offers"), as described in the Prospectus (the "Prospectus") included as a part of the Registration Statement (Form S-4) filed with the Securities and Exchange Commission on June 27, 1997 (the "Registration Statement"). In connection therewith, you have requested our opinion regarding whether the discussion of the federal income tax consequences set forth in the Prospectus under the caption "Certain Federal Income Tax Consequences" fairly describes the material federal income tax consequences of the Exchange Offers. Except as otherwise indicated herein, all capitalized terms used in this letter have the same meaning assigned to them in the Prospectus.

          In rendering our opinion, we have examined the Prospectus and such other documents as we have considered relevant for purposes of this opinion. We have assumed that the Prospectus reflects all the material facts and our opinion is expressly conditioned on, among other things, the accuracy as of the date hereof, and the continuing accuracy, of all of such facts, information, covenants, statements and representations through and as of the effective date of the Exchange Offers. Any material changes in the facts referred to, set forth or assumed herein or in the Prospectus may affect the conclusions stated herein.

          We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.
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WorldCom, Inc.
June 26, 1997
Page 2

          In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder by the Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service (the "Service") and such other authorities as we have considered relevant. It should be noted that such laws, Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the authorities upon which our opinion is based could affect our conclusions herein.

          Based solely upon and subject to the foregoing, we are of the opinion that the statements in the Prospectus under the caption "Certain Federal Income Tax Consequences" fairly describes the material federal income tax consequences of the Exchange Offers.

          Except as expressly set forth above, we express no other opinion. This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose except that we consent to the filing of this opinion as Exhibit 8.1 of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


                                    Very truly yours,



                                    /s/ Bryan Cave LLP
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                                    Bryan Cave LLP

JPB/bmr